                                        FOR:  Salton, Inc.

                                APPROVED BY:  William B. Rue
                                              President and Chief Operating Officer
                                              (847) 803-4600
FOR IMMEDIATE RELEASE
                                    CONTACT:  Investor Relations:
                                              Cheryl Schneider/Hulus Alpay/Brian Schaffer
                                              Press: Evan Goetz/Stacy Roth
                                              Morgen-Walke Associates
                                              (212) 850-5600

               SALTON, INC. REPORTS FISCAL 2001 FOURTH QUARTER AND
                                YEAR-END RESULTS

         LAKE FOREST, IL, September 11, 2001 -- Salton, Inc. (NYSE: SFP), today reported its fiscal 2001 fourth quarter and year-end results for the period ended June 30, 2001, which includes operating results from June 1, 2001 through June 30, 2001 resulting from the previously announced acquisition of Pifco Holding PLC.

         For the quarter, net sales were $169.1 million, compared with $176.1 million in the same period last year. Operating loss, including certain one-time adjustments, was $8.6 million, compared with operating income of $30.3 million in the year-ago comparable quarter. Net loss, including certain one-time adjustments, was $11.4 million, or $0.99 per diluted share, compared with net income of $15.3 million, or $0.98 per diluted share in the prior year's period. Excluding pre-tax one-time adjustments totaling $15.3 million relating to inventory loss, LIFO charges and the bankruptcy of Ames Department Stores, net loss would have been $1.9 million, or $0.16 per diluted share. Operating results include sales of $7.2 million and net income of $0.3 million from Pifco from June 1, 2001 through June 30, 2001.

         For the year ended June 30, 2001, net sales were $792.1 million, compared with $837.3 million in the same period last year. Operating income was $111.6 million, compared with $175.7 million in the year ago comparable period. Net income was $46.2 million, or $2.87 per diluted share, compared with $91.8 million, or $5.91 per diluted share in the prior year's period. Excluding pre-tax one-time adjustments totaling $15.3 million relating to inventory loss, LIFO charges and the bankruptcy of Ames Department Stores, net income would have been $55.7 million, or $3.47 per diluted share.

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

SALTON, INC. REPORTS FISCAL 2001 FOURTH QUARTER AND                      PAGE: 2
YEAR-END RESULTS

         Leonhard Dreimann, Chief Executive Officer of Salton, commented, "We are pleased to have completed the acquisition of Pifco Holdings PLC during the fourth quarter and we are looking forward to executing our European expansion strategy as previously outlined. While Salton's results during the fourth quarter were adversely affected by the challenging economic climate, we were able to reduce total inventories both sequentially and year-over-year. Our overall unit sales remained strong during the fourth quarter. Also during the quarter we experienced a shift in our customers' buying patterns from higher-priced products to more promotional products. Unit sales were driven by our wide range of products at different price points that allow us to easily adapt to these changes in our customers' and consumers' buying patterns. These products, and our market leading position in so many categories, gives Salton a solid foundation to actively face these tough economic times."

         Mr. Dreimann added, "With all of the positive initiatives we have implemented, we believe we are best positioned to face a challenging environment during the first half of our fiscal year, which generally accounts for approximately 60% of annual sales. During this time, including the upcoming holiday selling season, we remain committed to supporting our sales efforts through increased promotional and advertising campaigns, which we believe will continue to drive sales, support our customers, and maintain our market leadership."

         Mr. Dreimann concluded, "With the assumption that the economic climate and consumer buying patterns will remain unchanged, we expect that sales over the next two quarters will range between $450 million to $475 million in an operating environment that will be highly promotional and product price sensitive. At these levels, we currently anticipate that fully diluted EPS will range between $1.80 and $2.20 per share for this period."

CONFERENCE CALL

         A conference call discussing second quarter results will be held today, September 11, 2001, at 10:00 A.M. EST. Investors can access the conference call via a live webcast on the Company's website at www.saltoninc.com. A replay of the call will be maintained on the www.saltoninc.com website.

ABOUT SALTON, INC.

         Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM),


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
SALTON, INC. REPORTS FISCAL 2001 FOURTH QUARTER AND                      PAGE: 3
YEAR-END RESULTS

Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Welbilt(R) and Aircore(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Timex(R), Westclox(R), Big Ben(R), Spartus(R), Stiffel(R), Ultrasonex(TM), Relaxor(R), Russell Hobbs(R), Carmen(R), Hi-Tech(R), Tower(R), Haden(R), Mountain Breeze(R), Salton(R), and Pifco(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

                                 (Tables Follow)












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
                                  SALTON, INC.
                            STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                              QUARTERS ENDED                       YEARS ENDED
                                                        ---------------------------       -----------------------------
                                                          6/30/01          7/1/00           6/30/01          7/1/00
                                                        ---------------------------       -----------------------------
NET SALES                                               $   169,113     $   176,095       $   792,114      $   837,302
Cost of goods sold                                          121,894          95,035           474,256          467,250
Distribution expenses                                        13,080          11,309            49,395           37,639
                                                        ---------------------------       -----------------------------
GROSS PROFIT                                                 34,139          69,751           268,463          332,413
Selling, general and administrative expenses                 42,719          39,465           156,885          156,749
                                                        ---------------------------       -----------------------------
OPERATING INCOME                                             (8,580)         30,286           111,578          175,664
Interest expense                                              9,678           6,396            37,732           28,761
                                                        ---------------------------       -----------------------------
INCOME BEFORE INCOME TAXES                                  (18,258)         23,890            73,846          146,903
Income taxes                                                 (6,847)          8,578            27,692           55,087
                                                        ---------------------------       -----------------------------
NET INCOME                                              $   (11,411)    $    15,312       $    46,154      $    91,816
                                                        ===========================       ============================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING               11,548,673      11,344,640        11,750,206       11,221,379

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING                          11,548,673      15,692,755        16,065,036       15,525,991

NET INCOME PER COMMON SHARE : BASIC                     $     (0.99)    $      1.35       $      3.93      $      8.18
NET INCOME PER COMMON SHARE : DILUTED                   $     (0.99)    $      0.98       $      2.87      $      5.91









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
                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)



ASSETS                                                     JUNE 30,     JULY 1,
                                                             2001        2000
                                                           ---------------------
CURRENT ASSETS:
  Cash                                                     $ 30,097     $  7,606

  Accounts receivable, net of allowances                    185,881      129,850

  Inventories                                               192,502      219,230

  Prepaid expenses and other current assets                  10,100       10,146

  Prepaid income taxes                                       14,907            -

  Deferred tax assets                                         4,105        3,713
                                                           ---------------------
    TOTAL CURRENT ASSETS                                    437,592      370,545

Net Property, Plant and Equipment                            47,724       34,643

Patents and Trademarks, net of accum amort                  132,129      127,074

Cash in escrow for Pifco loan notes                          17,748            -

Intangibles, net and Other Non-current Assets                87,377       32,014
                                                           ---------------------
TOTAL ASSETS                                               $722,570     $564,276
                                                           =====================
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                         $ 33,450     $ 35,113

  Accrued expenses                                           32,071       21,028

  Income taxes payable                                            -        4,578

  Foreman guarantee                                          19,370            -

  Revolving line of credit and other current debt            41,530      112,155
                                                           ---------------------
    TOTAL CURRENT LIABILITIES                               126,421      172,874


Non-current deferred tax liability                            2,293        2,529

Senior subordinated notes due 2005                          125,000      125,000

Senior subordinated notes due 2008                          148,325            -

Loan notes to Pifco shareholders                             11,271            -

Other notes payable                                          97,240       90,065
                                                           ---------------------
    TOTAL LIABILITIES                                       510,550      390,468


STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY                              212,020      173,808
                                                           ---------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $722,570     $564,276
                                                           =====================


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